12.01.04


                                  KNIGHTSBRIDGE
                                   Fine Wines

                                    AGREEMENT

This Agreement is made as of the 20th day of November 2003 between the Gutsverwaltung Niederhausen-Schlossboeckelheim, represented by its owner Herr Erich Maurer, whose personal address is Apotheker-Hummel-Str. 4 at 67246 Dirmstein, Germany ("Supplier") and Knightsbridge Fine Wines ("KFW"), a Nevada Corporation, with its principal place of business at 65 Shrewsbury Dr. Livingston, NJ, 07039., USA.


WITNESSETH

WHEREAS, Supplier is engaged in the production and sale of certain wines under the name Gutsverwaltung Niederhausen-Schlossboeckelheim

WHEREAS, Supplier is desirous of giving KFW the exclusive right to sell the wines in North America, Asia, and duty free shops.

WHEREAS, KFW, desirous of being the exclusive Sales Agent for the stated wines upon the terms and conditions set forth hereinafter; and

WHEREAS, the parties hereto have agreed to set forth their mutual understanding in writing;

Now, therefore, in consideration of the promises and covenants herein set forth, and for other good and valuable consideration, the parties agree as follows:

1.       APPOINTMENT

Supplier hereby grants to KFW the exclusive right to market wines into North America, Asia, and all duty free shops. All other marketing activities for the wines of Gutsverwaltung Niederhausen-Schlossboeckelheim shall not be affected by this provision.

2.       ACCEPTANCE

KFW agrees to exercise its best efforts to publicize, promote and sell at its own expense the wines of Gutsverwaltung Niederhausen-Schlossboeckelheim and accomplish the widest possible distribution of the wines in the assigned markets.


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3.       TERM

This Agreement shall be effective as of the date KFW has submitted a sales plan that has the stated goal of the purchase of at least 70 000 bottles of 750 ml each. Having been mutually executed, this Agreement shall continue until December 31st 2004. It shall be automatically renewed for successive one year terms, unless one party shall deliver to the other party written notice of its intent not to renew 60 days prior to the expiration of the initial term.

4.       ORDERS AND SALES

KFW shall solicit and confirm all orders it chooses to accept for the wines within the assigned territories, and arrange for shipments to be sent directly by Supplier, or such warehouse or shipping location as designated by KFW. All freight charges shall be to the account of KFW.

5.       SALES PLAN

KFW shall provide a sales plan to Mr. Maurer for calendar year 2004 by January 31st 2004 at the latest.

6.       PAYMENT

Upon placement of an order KFW shall provide Supplier with a 90 day letter of credit, which shall become effective upon shipment date (ex cellar).

Upon placement for bulk wine to be bottled, KFW shall provide a 180 day letter of credit. Such letter of credit shall convert to a 90 day letter of credit upon shipment date of said wines.

7.       INVENTORY AND PRICING

Mr. Maurer shall provide to KFW a detailed list of bottled wine and bulk inventory according to the offer from November 20th, 2003, complete with technical information. The average finished price per bottle has been agreed upon at 2.50 EUR per bottle ex cellar. This price shall only be valid for wines of the year 2002.

8.       INITIAL SALES VOLUME

KFW and Supplier agree that the initial sales volume target for 2004 is 100 000 bottles of 750 ml each.

9.       PRESS RELEASES

All press releases or marketing materials created by KFW shall require Mr. Maurer's prior approval.


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10.      INDEMNIFICATION

Supplier shall save KFW harmless from and against and indemnify KFW for all liability, loss, costs, expenses (including attorney's fees and expenses), or damages howsoever caused by reason of any defective wines or any act or omission of Supplier sustained by any person or to property, and for infringement of any rights or third parties. However, Supplier shall expressly be liable only for the wine quality to the extent he has influence on this until being bottled.
Supplier cannot be made liable for negative changes that occur after bottling (such as, e.g., tartar sediment or taste of cork) or during transport or further storage

11.      ASSIGNMENT

This Agreement may be assigned by KFW to any subsidiary of Knightsbridge Fine Wines Inc.

12.      ENTIRE AGREEMENT

This Agreement sets forth the entire and only Agreement or understanding between the parties relating to the subject matter hereof. Neither party shall be bound by any condition, definition, warrant or representation with respect to the subject matter of this Agreement, except as provided for herein.

13.      GENERAL

A) This Agreement shall be governed by the laws of the Federal Republic of Germany because the production of the subject matter of this Agreement is only permitted pursuant to the "Deutsche Weingesetz" (German Wine
         Law).
B) If any provision of this Agreement, or the application thereof to any party or circumstances are held invalid or unenforceable, the remainder of this Agreement and the applicability of such provision to other parties or circumstances shall not be affected thereby. To this end, the provisions of the Agreement are declared severable.
C) This Agreement may be executed in two or more counterparts, which taken together, shall constitute one and the same instrument.

In Witness Whereof, the parties hereby execute this Agreement as of the date first written above.

GUTSVERWALTUNG
NIEDERHAUSEN-SCHLOSSBOCKELHEIM                         KNIGHTSBRIDGE FINE WINES



                                                       By: Joel A. Shapiro
By: Erich Maurer                                       Chairman
Owner